Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry No. (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

PUBLICLY-HELD COMPANY

EXCERPT OF ITEM (2) OF THE MINUTEs OF THE 218TH MEETING OF THE BOARD OF DIRECTORS HELD ON FEBRUARY 7, 2019.

As Secretary of the Meeting of the Board of Directors, I CERTIFY that item 2 “Repurchase of preferred shares of the Company’s issuance” of the minutes of the 218th Meeting of the Board of Directors of Oi S.A.- In Judicial Reorganization held on February 7, 2019, at 4:30 pm, by conference call, are worded in the following manner:

“Turning to item (2) of the Agenda, the Board of Directors, considering that (i) the obligation taken by the Company pursuant to the Private Transaction Instrument and Other Covenants, held between the Company, Pharol, SGPS, S.A., and Bratel S.À.R.L. (“Bratel”), on January 8, 2019, (“Agreement”), among others, deliver to Bratel 32,000,000 common shares and 1,800,000 preferred shares held in escrow by Oi, free and clear of any encumbrances; (ii) the total amount of preferred shares held in escrow by Oi are blocked by judicial decision; and (iii) the high financial value that would be necessary for an eventual replacement in court of the previous guarantee; unanimously approved the proposal presented by the Board of Officers of the purchase, by the Company, of up to 1,800,000 (one million and eight hundred thousand) preferred shares, nominative and without par value, of its own issuance, for escrow maintenance and subsequent transfer to Bratel, in strict observance to the obligation taken by the Company in the Agreement. The purchases shall take place at B3 S.A. – Brasil, Bolsa, Balcão (“B3”), in accordance with article 30, , §1º, “b” and §2nd, of Law No. 6.404/76 and with article 3, §1st of CVM Instruction No. 567/15 (“ICVM 567”). The objectives, justifications, terms and conditions applicable to the repurchase of the preferred shares hereby approved are specified in Annex I of these minutes, which reflect the content of Annex 30-XXXVI of CVM Instruction No. 480/09, and which disclosure is approved by this Board of Directors. It is hereby established that the repurchase of preferred shares approved herein is not intended to alter the Company’s administrative structure and that the purchases may take place from this date until the date set forth in the Agreement to the delivery of the shares in escrow to Bratel. Thus, the Board of Officers is authorized to practice all necessary acts to implement the repurchase operations, including to determine the opportunities in future operations, the amount of shares to be effectively purchased, observed the limits set forth herein and those of CVM Instruction No. 567/15. (…)”.

All members of the Board of Directors were present and affixed their signatures: Mr. Eleazar de Carvalho Filho (Chairman of the Board), Marcos Grodetzky (vice Chairman), Ricardo Reisen de Pinho, José Mauro M. Carneiro da Cunha, Marcos Bastos Rocha, Maria Helena dos Santos F. Santana, Roger Solé Rafols, Henrique José Fernandes Luz, Rodrigo Modesto de Abreu, Paulino do Rego Barros Jr and Wallim C. de Vasconcellos Junior.

Rio de Janeiro, February 7, 2019.

Luciene Sherique Antaki

Secretary

ANNEX I

MINUTE OF THE 218th MEETING OF THE BOARD OF DIRECTORS HELD ON FEBRUARY 7, 2019

(in the form of Annex 30-XXXVI of CVM Instruction No. 480/09)

Negotiation of Own Shares

1.                  Justify in detail the objective and the expected economic effects of the operation:

The purpose of the purchases is to guarantee that the Company will undertake its obligation to transfer the shares of its own issuance held in escrow to the shareholder Bratel, wholly owned subsidiary of Pharol, pursuant to the Private Transaction Instrument and Other Covenants, held between the Company, Pharol, SGPS, S.A. and Bratel S.À.R.L., on June 8, 2019  (“Agreement”).

2.                  Inform of the quantities of shares (i) outstanding and (ii) held in escrow:

The Company holds (i) 5,764,443,174 common and 155,915,460 preferred traded shares, as defined by article 8, §3 of CVM Instruction No. 567 and (ii) 32,030,595 (thirty two million, thirty thousand, five hundred and ninety five) common shares and 1,811,755 (one million, eight hundred and eleven thousand, seven hundred and fifty five) preferred shares held in escrow (Database: February 4, 2019).

3.                  Inform the number of shares that may be acquired or sold:

The Company may purchase up to 1,800,000 (one million and eight hundred thousand) preferred shares of its own issuance, representative, at this date, of approximately 1.14% of the total preferred shares and 0.03% of the total traded shares of the Company.

4.                  Describe the main characteristics of the derivative instruments that the company may use, if any:

Not applicable. No derivative instruments will be used.

5.                  Describe, if any, agreements or voting guidelines that exist between the company and the counterparties of the operations:

Not applicable, considering that the Company will carry out its operations on an organized stock Market and it is not aware of who will be the counterparties of the operations.

6.                  In the event of transactions undertaken outside securities markets, inform (a) the maximum (minimum) price at which the shares will be purchased (sold); and (b) if applicable, the reasons justifying the transaction at prices higher than 10% (ten percent) higher in the case of purchase, or more than 10% (ten percent) lower, in case of disposal, in the average of the quoted price on the previous ten (10) trading sessions:

Not applicable, considering that the Company will carry out the transactions at market prices of the preferred shares on the respective purchase dates.

7.                  Inform, if any, the impacts that the negotiation will have on the composition of the share control or the administrative structure of the company;

Not applicable, considering that the repurchase will impact neither the composition of the control nor in its administrative structure.

8.                  Identify the counterparties, if known, and, in the case of a party related to the company, as defined by the accounting rules that deal with this subject, also provide the information required by art. 8th of CVM Instruction 481, of December 17, 2009;

Not applicable, considering that the Company will carry out its operations on an organized stock market and is not aware of who will be the counterparties of the operations.

9.                  Indicate the destination of the resources obtained, if applicable;

Not applicable, considering that it is not a disposal of shares in escrow.

10.              Indicate the maximum period for the settlement of authorized transactions;

The purchases may be made as of this date up to the date set forth in the Agreement for the delivery of treasury shares to Bratel, which shall occur within four business days from the date of approval of the Agreement by the Judicial Reorganization Court.

11.              Identify institutions that will act as intermediaries, if any;

The purchases will be carried out in the trading floor of the B3 organized exchange market, with the brokerage of BTG Pactual Corretora de Títulos e Valores Mobiliários S.A.

12.              Specify the resources available to be used, in accordance with article 7, paragraph 1, of CVM Instruction No. 567, as of September 17, 2015.

The purchase of shares will take place through the application of the available balance of the capital reserve account, which, according to the Company’s Financial Information at the end of the third quarter of 2018, totaled R$ 8,725,165.

13.              Specify the reasons why the members of the board of directors feel comfortable that the repurchase of shares will not affect the fulfillment of the obligations assumed with creditors nor the payment of mandatory, fixed or minimum dividends.

The Board of Directors understands that the purchases will not affect the obligations taken before creditors nor the payment of mandatory, fixed or minimum dividends, or the Company’s operations, since the potential value of the purchases, of R$ 2,581,645.00 considering the volume-weighted average of the preferred shares quoted in the trading sessions of the last ten business days shall not affect the ability to pay the financial commitments taken by the Company, including in view of the recent completion of a capital increase in cash of R$ 4.0 billion.